Exhibit 99.1.

Lifeway Foods Announces Share Repurchase Program

Morton Grove, IL, June 28 – Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the leading U.S. manufacturer of kefir and fermented probiotic products, announced today that Lifeway's Board of Directors has approved a new share repurchase program of up to 250,000 shares. Under such a program, Lifeway Foods may repurchase up to 250,000 shares of the Company's Common Stock through the open market within a period of two years from the effective date of the program. The Company will use its available cash resources generated through operations to fund the stock repurchase program.

"This buyback program reflects our confidence in Lifeway’s overall business and successful execution of our Lifeway 2.0 strategy,” said Lifeway CEO Julie Smolyansky. “The strong financial results we have achieved over the past year have bolstered our reserves and influenced our decision to invest in this buyback and return capital to our shareholders.”

About Lifeway Foods

Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces cheese and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, and the United Kingdom. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as “expect,” “vision,” “will,” “predict,” “grow,” and “trend.” Other examples of forward looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the introduction of new products, or estimates or predictions of actions by customers or suppliers, (ii) statements of future economic performance, and (III) statements of assumptions underlying other statements and statements about Lifeway or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the Company’s subsequent filings with the SEC. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Information in this release is as of the dates and time periods indicated herein, and Lifeway does not undertake to update any of the information contained in these materials, except as required by law. Accordingly, YOU SHOULD NOT RELY ON THE ACCURACY OF ANY OF THE STATEMENTS OR OTHER INFORMATION CONTAINED IN ANY ARCHIVED PRESS RELEASE.

Company Contact:
Derek Miller
847-967-1010
DerekM@Lifeway.net